Exhibit 10.36

OMNIBUS SETTLEMENT AGREEMENT

This Omnibus Settlement Agreement (the “Settlement Agreement”) is entered into on this          day of                         , 2009 (the “Signing Date”), between Energy Partners, Ltd. (the “Company”) and                          (“Individual”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Individual have entered into various arrangements that provide Individual with certain potential claims to receive cash payments and/or the settlement of equity compensation awards in exchange for Individual’s continuous employment with the Company;

WHEREAS, the Company is undergoing a significant restructuring that requires the Company to address its ability to fully perform its potential obligations under these arrangements;

WHEREAS, the Company’s promise to pay the settlement payment provided for within this Settlement Agreement is sufficient consideration for the exchange of Individual’s potential claims under the arrangements noted below;

WHEREAS, subject to the approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”) in that certain case styled In re Energy Partners, Ltd., et al., case no. 09-32957 (jointly administered), the Company and Individual now desire to amend the Parties’ rights and obligations with regard to the compensation arrangements in exchange for new rights and obligations that will be governed solely by this Settlement Agreement; and

WHEREAS, each arrangement by and between the Company and Individual that shall be affected by this Settlement Agreement is specified below.

NOW, THEREFORE, in consideration of the mutual promises and benefits contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SETTLEMENT AGREEMENT

1. Effectiveness of Agreement. This Settlement Agreement shall become effective only upon the occurrence of the following two events: (a) Individual executes this Settlement Agreement within the specified time period noted below, and (b) the Court approves this Settlement Agreement (the “Approval Date”) (the date on which the later of the two individual events occur shall be referred to herein as the “Effective Date”). For Individual’s execution to become effective under this Section 1, Individual must execute and return this Settlement Agreement to the Company by the later of the following dates: (i) June 30, 2009, and (ii) the next business day immediately following the Approval Date.

2. Arrangements. As of the Effective Date, Individual is a party to, a participant in, and/or has an interest in connection with the following arrangements with or sponsored by the Company:

☐	[Cash Retention Payment agreements, evidenced by a letter to Individual dated November 17, 2008

☐	Energy Partners, Ltd. 2006 Long Term Stock Incentive Plan Special Restricted Share Unit Agreement

☐	Energy Partners, Ltd. 2006 Long Term Stock Incentive Plan Cash-Settled Restricted Share Unit Agreement

☐	Bonuses for the 2008 calendar year]

For purposes of this Settlement Agreement, the arrangements noted above in this Section 2 shall be collectively referred to as the “Arrangements.”

3. Exchange. Individual will waive, release, discharge, return, surrender or abandon, as appropriate, any and all potential claims to receive cash and/or other property arising in respect of, and will surrender to the Company all outstanding equity compensation awards granted pursuant to, the Arrangements (collectively, the “Obligations”), in exchange for a cash payment in the amount of [$] (the “Settlement Payment”). The Settlement Payment shall be paid one-half (1/2) to Individual on the Effective Date. The remaining one-half (1/2) of the Settlement Payment shall be paid to Individual on the first to occur of the following two events:

(a) the Company’s exit from bankruptcy under the terms of a confirmed plan of reorganization, provided that Individual is still employed by the Company on such date; or

(b) the date Individual is terminated by the Company without Cause. For purposes of this Settlement Agreement, the term “Cause” shall mean that Individual: (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Individual’s duties with respect to the Company or any of its affiliates, (ii) has refused without proper legal reason to perform Individual’s duties and responsibilities to the Company or any of its affiliates faithfully and to the best of Individual’s abilities, (iii) has materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any of its affiliates, (iv) has willfully engaged in conduct that is materially injurious to the Company or any of its affiliates, (v) has failed to devote substantially all of Individual’s business time to the Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities, and incidental personal time), (vi) has disclosed without proper authorization confidential information of the Company or any of its affiliates that is injurious to any such entity, (vii) has failed to meet the performance objectives or standards established for Individual’s job position by Individual’s employer, (viii) has committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its affiliates, or (ix) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

4. Complete Agreement. This Settlement Agreement constitutes the entire understanding and agreement of the Company and Individual, and supersedes prior understandings and agreements, if any, among or between the Company and Individual, with respect to the subject matter of this Settlement Agreement, other than as specifically referenced herein. Other than the terms set forth in this Settlement Agreement, there are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Company and Individual that are not fully expressed or incorporated by reference in this Settlement Agreement. This Settlement Agreement does not, however, operate to supersede or extinguish any confidentiality, non-solicitation, non-disclosure or non-competition obligations owed by Individual to the Company under any prior agreement.

5. Severability. If any provision contained in this Settlement Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal or unenforceable had not been contained herein.

6. No Admission of Liability. This Settlement Agreement is not an admission of any liability but is a compromise, and neither this Settlement Agreement nor the payment or provision of the Settlement Payment shall be treated as an admission of liability. All communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Settlement Agreement, the negotiation thereof, and information exchanged between the Parties shall be governed and protected in accordance with Federal Rule of Evidence 408 to the fullest extent permitted by law.

7. Governing Law. This Settlement Agreement shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

8. Waiver, Release and Compromise. In consideration of the benefits to be derived from this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, Individual hereby agrees as follows:

(a) Release and Waiver by Individual. Individual, on behalf of him or herself and his or her family, assigns, representatives, agents, heirs and/or attorneys, if any, hereby covenants not to sue and fully, finally and forever completely waives, releases and discharges the Company, along with each of its present and former parents, subsidiaries and/or affiliates, predecessors, successors and/or assigns, if any (collectively, the “Company Parties”), as well as each of the Company Parties’ respective past, present and future officers, directors, managers, members, shareholders, employees, agents, attorneys and representatives, if any, jointly and severally (collectively with the Company Parties, the “Company Released Parties”), of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, which Individual has or might claim to have against any of the Company Released Parties:

(i) for the Obligations;

(ii) for any and all injuries, harms, damages (whether actual or punitive), costs, losses, expenses, attorneys’ fees and/or liabilities or other detriments, other than those relating to fraud, arising out of this Settlement Agreement, including, but not limited to, the return, surrender, or abandonment of Individual’s potential claims to receive cash, other property or Individual’s equity compensation awards pursuant to this Settlement Agreement; and

(iii) for any and all injuries, harms, damages (whether actual or punitive), costs, losses, expenses, attorneys’ fees and/or liabilities or other detriments, if any, whenever incurred or suffered by Individual arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur prior to the Effective Date (though excluding claims arising out of fraud), including, without limitation:

A. any claim under state or Federal law that provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981; Civil Rights Act of 1991, 42 U.S.C. § 1981a; Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq.; Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act of 1990, or any other Federal or state statute prohibiting discrimination in employment or granting rights to an individual arising out of an employment relationship; and

B. claims for unpaid or withheld wages, bonuses, benefits, stock, stock options, or profit-sharing, wrongful discharge or termination, breach of contract, promissory estoppel, breach of any implied covenants (including any duty of good faith and fair dealing), negligence, negligent hiring, negligent supervision, negligent retention, defamation, invasion of privacy, slander, and intentional infliction of emotional distress.

(b) Additional Covenants and Agreements.

(i) Individual hereby waives, releases and forever discharges each of the Company Released Parties from any claims that this Settlement Agreement was procured by fraud or signed under duress or coercion so as to make this Settlement Agreement not binding.

(ii) Notwithstanding anything contained herein to the contrary, this Settlement Agreement shall not release or waive, or in any manner affect or void:

A. Individual’s or the Company’s rights and obligations under this Settlement Agreement;

B. Individual’s (and, if applicable, Individual’s dependents’) right, for so long as Individual is employed by any Company Released Party, to remain covered under any insurance policy sponsored, maintained or purchased by any Company Released Party (if and to the extent that Company Released Party is able to remain subscribed to such policy on and following the Effective Date of this Settlement Agreement) in which Individual (and if applicable, Individual’s dependents) participated as of the Effective Date of this Settlement Agreement;

C. Individual’s right to be indemnified by the Company for actions or claims against Individual resulting from his or her daily and ordinary employment duties, including, but not limited to, any claim with respect to which Individual would be entitled to indemnification by the Company under applicable corporate law, the certificate of incorporation or bylaws of the Company or, if applicable, those certain indemnity agreements by and between certain of the Company’s officers or directors and the Company in place as of March 1, 2009; or

D. Individual’s rights pursuant to the Energy Partners, Ltd. Change of Control Severance Plan originally effective March 24, 2005, as amended or the Energy Partners, Ltd. Employee Change of Control Severance Plan originally effective September 13, 2006, as amended.

9. Fully Understood. The Parties understand and agree that (a) the consideration for this Settlement Agreement is contractual and not a mere recital, (b) the Company’s promise to pay the Settlement Payment is sufficient consideration for the exchange of Individual’s potential claims under the Arrangements, (c) each Party has had the opportunity to engage counsel to review this Settlement Agreement and advise such Party with respect hereto, (d) this Settlement Agreement and the agreements contained herein are binding upon, and inure to the benefit of, the Parties, their respective successors and assigns, and all persons claiming by or through such Parties, and (e) Individual’s sole right here under is to receive the Settlement Payment, and if Individual does not execute this Settlement Agreement, Individual shall have no right to receive the Settlement Payment. Individual understands and agrees that by signing this Settlement Agreement he or she is giving up the right to pursue any legal claims that he or she may have against any of the Company Released Parties. This Settlement Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Settlement Agreement.

10. Amendment. This Settlement Agreement cannot be modified orally and can only be modified through a written document signed by both parties.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the day and year first above written.

ENERGY PARTNERS, LTD.

By:

Name:

Title:

INDIVIDUAL

[Name]